Exhibit 99.01

FOR IMMEDIATE RELEASE

CannaSys, Inc. Retires 90% of Aged Debt
Company Reenergizes Balance Sheet, Liquidity in Just Few Short Weeks

Denver, CO – January 26, 2017  CannaSys, Inc. (OTCQB: MJTKD), a leading marketing, branding, and technology company focused on the regulated cannabis industry, today announced it has retired most of its aged debt, promissory notes, and personnel liabilities in a strong effort to reenergize its balance sheet amidst improved operating conditions.

On December 22, 2016, the Company's Registration Statement providing for the registration of approximately 57 million shares of the Company's common stock to be purchased and sold by Kodiak Capital Group, LLC, became effective. In that filing, the Company reported $456,094 in convertible notes payable and notes payable of $179,717 as of September 30, 2016.

Since December 2016, CannaSys has retired approximately $140,000 of the notes payable and 90% of all "aged" (older than six months) convertible notes on its balance sheet, providing significant balance sheet benefit and operating leverage to the business.

Additionally, the Registration Statement provides up to $1,000,000 of liquidity. The Company reported a total capital need of $1,000,000 to fund its operations, including approximately $500,000 for the retirement of convertible debt. The Company is pleased to announce that it no longer requires $500,000 for retirement of debt and can finance its operations through more cost-effective financing.

CannaSys remains committed to growing its core businesses, including its main software and branding products, while evaluating new and accretive acquisitions for its platform.

"Over the past six months, we have focused on reducing the debt exposure on our balance sheet and accessing new and more cost-effective sources of liquidity to finance the business," noted Michael Tew, CannaSys CEO. "We now have manageable balance sheet exposure with only one or two key creditors, and significant equity financing available through our registration statement. It has been a long road, but to the benefit of our loyal shareholders as we look to future growth opportunities."

The Company remains committed to streamlining its financing and operations and looks forward to providing further updates to shareholders as they become available.

About CannaSys, Inc.
CannaSys is a leading technology solutions, marketing, and branding company in the regulated cannabis industry. Its core products are delivered "software as a service" to facilitate point-of-purchase transactions, customer relationship marketing solutions, and regulated cannabis laboratory information management systems. CannaSys plans to develop, acquire, and build strategic relationships with other businesses in order to bring additional solutions to market in both established and developing medical and recreational cannabis states. For more information, please visit www.cannasys.com.

FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of CannaSys's products, increased levels of competition for CannaSys, new products and technological changes, CannaSys's dependence on third-party suppliers, and other risks detailed from time to time in CannaSys's periodic reports filed with the Securities and Exchange Commission.

Contact:
CannaSys, Inc.
Michael A. Tew
Chief Executive Officer
Tel:  720.420.1290
Email: michael.tew@cannasys.com
Web:  www.cannasys.com